Exhibit 99.1

Imara Reports First Quarter 2020 Financial Results and Business Highlights

Strengthened Board of Directors and expanded leadership team with appointment of General Counsel

Continued progress toward initiation of Phase 2b clinical trials of IMR-687 in sickle cell disease and beta-thalassemia

Launched ‘Real Impact’ community support grants and program

BOSTON, Mass., May 7, 2020 – Imara Inc. (Nasdaq: IMRA), a clinical-stage biopharmaceutical company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin, today reported financial results for the first quarter ended March 31, 2020 and reviewed recent business highlights.

“The first quarter was highlighted by the successful execution of our initial public offering in March 2020 amidst challenging market conditions – a testament to the strength of Imara’s approach, clinical data and the differentiated therapeutic potential of IMR-687 for rare blood disorders,” said Rahul Ballal, Ph.D., President and Chief Executive Officer of Imara. “Since that time, we have made thoughtful progress across the business, including key appointments to our Board and leadership team, as well as the launch of community support grants that align with our mission to broadly address unmet needs affecting people with sickle cell disease and beta-thalassemia. On the clinical development front, we completed enrollment of our Phase 2a clinical trial in patients with sickle cell disease during the first quarter and continue to treat patients in this trial. Looking ahead, we are making progress towards initiating our planned Phase 2b clinical trials for both sickle cell disease and beta-thalassemia.”

Dr. Ballal continued, “As we think about the past quarter, we also wanted to thank all the healthcare workers involved in our clinical trials and more broadly, all healthcare workers and front-line staff, as they manage the impact of COVID-19 around the world.”

Recent Corporate Highlights and Updates

•

Closed IPO: In March 2020, Imara closed its initial public offering with gross proceeds of $75.2 million. The Company’s common stock began trading on the Nasdaq Global Select Market under the symbol IMRA on March 12, 2020. In April, the underwriters exercised their option to purchase an additional 705,000 shares of common stock, resulting in additional gross proceeds of $11.3 million.

•	Progressed Clinical Trials: The Company continues to make progress toward initiating its Phase 2b studies in sickle cell disease and beta-thalassemia. It anticipates screening to begin for both programs in the U.S. in the coming weeks with a continued goal of dosing the first patients by the end of the second quarter of 2020. While the ongoing COVID-19 pandemic may cause delays in initiation, Imara is proactively working with study sites to manage training and drug supply and identify potential subjects.

In addition, the Company completed enrollment of its Phase 2a clinical trial in sickle cell patients in January 2020 and several patients remain in the study. Although the ongoing COVID-19 pandemic has impacted certain patient visits, the Company has worked closely with the safety review committee and study sites to ensure patients are receiving drug and can have appropriate safety assessments even with limited access to clinics. The Company plans to report top-line data from the Phase 2a trial in the fourth quarter of 2020.

•

Strengthened Board and Expanded Leadership Team: Imara strengthened its Board of Directors with the addition of Edward E. Conner, M.D., in April 2020. Dr. Conner, who currently serves as Senior Vice President and Chief Medical Officer at Audentes Therapeutics, an Astellas Company, has extensive clinical development expertise and will be a valuable clinical advisor to Imara as the Company continues to advance IMR-687 for patients suffering from sickle cell disease and beta-thalassemia.

In addition, Imara expanded its leadership team with the appointment of Stephen M. Migausky as Senior Vice President, Legal and General Counsel on May 4, 2020. In this role, Mr. Migausky, who recently served as General Counsel at ArQule, Inc., will lead and advise the Company with respect to legal strategy and oversight of corporate compliance.

•

Launched ‘Real Impact’ Community Support Grants and Program: Imara launched its ‘Real Impact’ grant program to support nonprofit, community-based organizations (“CBOs”) that serve families impacted by sickle cell disease and beta-thalassemia. In 2020, Imara will fund between 15 and 20 grants totaling up to $100,000 across three key areas: social health impact, COVID-19 relief and organizational capacity enhancement.

First Quarter 2020 Financial Results

•

Cash Position: Cash, cash equivalents and investments were $105.9 million as of March 31, 2020, as compared to cash, cash equivalents and investments of $28.9 million as of December 31, 2019. This increase is due to proceeds received from the February 2020 issuance and sale of Series B Preferred Stock and issuance of common stock in the Company’s initial public offering, which closed on March 16, 2020. In addition, in April 2020, the Company issued and sold an additional 705,000 shares of common stock pursuant to the exercise of the underwriters’ option to purchase additional shares of common stock for aggregate gross proceeds of $11.3 million. The Company expects that its cash, cash equivalents and investments as of March 31, 2020, and the proceeds received upon closing of the underwriters’ option to purchase additional shares in April 2020, will be sufficient to enable it to fund its planned operations into mid-2022.

•

Research and Development Expenses: Research and development expenses were $5.8 million for the first quarter of 2020, as compared to $3.6 million for the first quarter of 2019. The increase of $2.2 million was primarily related to the development and manufacturing of clinical materials, clinical research and oversight of the Company’s clinical trials and investigative fees related to the development of IMR-687, as well as increased personnel-related and other research and development operational costs.

•

General and Administrative Expenses: General and administrative expenses were $1.6 million for the first quarter of 2020, as compared to $0.6 million for the first quarter of 2019. The increase of $0.9 million was primarily due to increased personnel-related and other general and administrative operational costs, including an increase in administrative personnel as well as increased consulting and professional fees.

•

Net Loss Attributable to Common Stockholders: Net loss attributable to common stockholders was $15.1 million, or $4.31 per share, for the first quarter of 2020, as compared to a net loss of $4.2 million, or $5.97 per share, for the first quarter of 2019.

Financial Guidance

The Company currently expects that its full-year 2020 research and development expenses will range between $35 million and $40 million and that its full-year 2020 general and administrative expenses will range between $8 million and $10 million.

About Imara

Imara Inc. is a clinical-stage biotechnology company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin. Imara is currently advancing IMR-687, a highly selective, potent small molecule inhibitor of PDE9 that is an oral, once-a-day, potentially disease-modifying treatment for sickle cell disease and beta-thalassemia. IMR-687 is being designed to have a multimodal mechanism of action that acts on red blood cells, white blood cells, adhesion mediators and other cell types. For more information, please visit www.imaratx.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the initiation and timing of the Company’s Phase 2b clinical trials evaluating IMR-687 in patients with sickle cell disease and beta-thalassemia, the timing for reporting and the quality of data from the ongoing Phase 2a clinical trial evaluating IMR-687 in patients with sickle cell disease, the Company’s beliefs regarding the strength of its clinical data, the therapeutic potential of IMR-687 and advancement of its clinical program, the Company’s expectations regarding its Real Impact grant and support program, and financial guidance regarding the Company’s projected operating expenses and sufficiency of the Company’s capital resources to fund its operations into mid-2022. The words

“anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the impact of extraordinary external events, such as the risks and uncertainties resulting from the impact of the COVID-19 pandemic on the Company’s business, operations, strategy, goals and anticipated milestones, including its ongoing and planned research activities and ability to conduct and readout data from its ongoing Phase 2a clinical trial of IMR-687 in sickle cell disease and its ability to initiate, enroll, dose and readout data from its planned Phase 2b clinical trials of IMR-687 in sickle cell disease and beta-thalassemia; the Company’s ability to advance the development of IMR-687 under the timelines it projects in current and future clinical trials, demonstrate in any current and future clinical trials the requisite safety and efficacy of IMR-687, replicate scientific and non-clinical data in clinical trials, obtain and maintain necessary regulatory approvals, obtain, maintain and enforce necessary patent and other intellectual property protection, identify, enter into and maintain collaboration agreements with third parties, manage competition, manage expenses, raise the substantial additional capital needed to achieve its business objectives, attract and retain qualified personnel, and successfully execute on its business strategies; and other factors discussed in the “Risk Factors” section of the prospectus filed with the Securities and Exchange Commission on March 12, 2020 and in other filings that the Company makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMARA INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Cash, cash equivalents and investments	$105,867	$28,907
Working capital(1)	104,867	26,426
Total assets	110,322	33,298
Total liabilities	5,128	4,382
Convertible preferred stock	—	77,764
Accumulated deficit	(61,968)	(54,753)
Total stockholders’ equity (deficit)	105,194	(48,848)

(1)	Working capital is defined as current assets less current liabilities.

IMARA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$5,793	$3,560
General and administrative	1,559	634
Total operating expenses	7,352	4,194
Loss from operations	(7,352)	(4,194)
Total other income:
Interest income	132	—
Other income	5	—
Total other income	137	—
Net loss	$(7,215)	$(4,194)
Accretion of Series B convertible preferred stock	(7,858)	—
Net loss attributable to common stockholders—basic and diluted	$(15,073)	$(4,194)
Weighted-average common shares outstanding—basic and diluted	3,493,359	702,510
Net loss per share attributable to common stockholders—basic and diluted	$(4.31)	$(5.97)

Media Contact:

Krystle Gibbs

Ten Bridge Communications

508-479-6358

krystle@tenbridgecommunications.com

Investor Contact:

Michael Gray

617-835-4061

mgray@imaratx.com